                                                                      Exhibit 11



                   COMPUTATIONS OF EARNINGS PER COMMON SHARE


                                                                     Pro Forma                      Pro Forma Supplemental
                                                           Year ended           Six Months       Year ended          Six Months
                                                           12/31/95              6/30/96           12/31/95           6/30/96
                                                        ------------------------------------------------------------------------
Weighted average common shares outstanding:
Average shares outstanding during the period (1)            11,364,394          11,364,394        11,364,394         11,364,394
Shares issuable under Phantom Membership Plan                1,007,362           1,007,362         1,007,362          1,007,362
Cheap stock options and issuances (2)                          287,145             287,145           287,145            287,145
Common shares issuable to MCI in conversion(3)               2,841,099           2,841,099         2,841,099          2,841,099
Common shares issued in the Offering (3)                            --                 --          2,750,000          2,750,000
                                                            -------------------------------------------------------------------
Total weighted average common shares                        15,500,000          15,500,000        18,250,000         18,250,000
                                                            ===================================================================

Pro forma net income applicable to common shares:
Pro forma net income                                        $4,729,000          $2,874,000        $4,084,000         $2,822,000
Increase in earnings, net of taxes, resulting
    from the MCI Conversion (3)                                816,000             408,000         2,040,000          1,020,000
Increase in earnings, net of taxes, resulting
    from the pay down of the credit facility (3)                    --                 --                --                 --
                                                           --------------------------------------------------------------------
Net income applicable to common shares                      $5,545,000          $3,282,000        $6,124,000         $3,842,000
                                                            ===================================================================
Earnings per Common Share                                         0.36                0.21              0.34               0.21
                                                           ====================================================================

(1) After considering the Merger in conjunction with the Offering.

(2) Pursuant to Staff Accounting Bulletin Topic 4:D, stock options granted and stock issued within one year of the initial public offering have been included in the calculation of weighted average common shares outstanding using the treasury stock method based on an assumed initial public offering price of $14.00 and have been treated as outstanding for all reported periods.

(3) Assumes such transactions occurred on January 1, 1995.